INDEPENDENT SALES REPRESENTATIVE AGREEMENT

THIS AGREEMENT is between

Kinder Travel & Tours, a licensed Travel Agency in the Province of British Columbia, located at:
Suite 100
5668 192 Street
Surrey, BC V3S 2V7

hereinafter referred to as "Kinder",

AND
Campus Crusade for Christ
20385 64th Avenue
Langley, BC
V2Y 1N5

hereinafter referred to as "CCC agent".

The parties agree as follows:

1.	Kinder has appointed CCC agent as an independent representative to sell and promote all travel and travel related services offered by Kinder.

2.
The relationship between CCC agent and Kinder will be that of an independent contractor, and not an employee, agent, or partner. As such, Kinder will not provide CCC with benefits such as CPP, EI, or vacation pay nor will Kinder make any deductions at source of federal or provincial taxes.

3.
It is specifically clear and understood that CCC agent is not covered under Kinder's WCB insurance, if any. Furthermore, CCC agrees to indemnify and hold harmless Kinder from acts which might give rise to any lawsuits or claims against Kinder or it's insurance carriers.

4.
CCC agent shall devote such time, energy and skill on a regular and consistent basis as is necessary to sell and promote Kinder's services. However, CCC agent is free to work according to her own schedule and is not restricted to the regular business hours of Kinder.

5.
CCC agent is free to work from his/her own home or other place of her choosing and Kinder will provide the necessary software to accommodate the sales of Kinder's services from his/her chosen location.

6.	CCC agent will supply and maintain his/her own computer hardware, internet, telephone, and fax equipment and services.

7.
CCC will supply and maintain his/her own vehicle as may be needed to fulfill his/her obligations under this agreement and all expenses in operating the vehicle including fuel, maintenance, and insurance will be the responsibility of CCC agent.

8.
For each service sold by CCC agent under this Agreement, CCC HQ shall be entitled 35% of the commissions, excluding applicable taxes, payable to Kinder from the travel vendor as well as 35% of the service fees, excluding applicable taxes, charged to the client by Kinder.

9.
It is understood that when a CCC agent books personal travel for him/her or his/her family that he/she can take full advantage of the net and promotional fares, including free travel, offered by the travel vendors to high volume salespeople.

10.
Any entitlement will be paid to CCC HQ on the 15th day, or first business day thereafter if the 15th day falls on a weekend or statutory holiday, of the month following the month in which final payment was made by the client for the services sold, less any entitlement previously paid to CCC HQ for services that were subsequently cancelled by the client.

11.
Kinder will provide CCC agent with administrative support for the life of this Agreement. Such support shall include, but is not limited to, invoicing, ticketing, service fee processing and promotional mailing

12.
During the term of this Agreement and after its termination, CCC agent shall not disclose to any person any of the secrets, methods or systems used by Kinder in its business. All customer lists, brochures, reports, and other such information of any nature made available to CCC agent by virtue of it's association with Kinder shall be held in strict confidence.

13.
The agreement will remain in full force and effect until terminated by either party with 30 days prior written notice. All entitlements earned after the date of termination by virtue of travel dates that take place after the date of termination will be treated as if this agreement was still in effect at the time the entitlement was earned.

14.	This Agreement is governed by and is to be construed in accordance with the laws of British Columbia

15.	This Agreement contains the entire agreement between the parties and any representation, promise or condition not incorporated herein shall not be binding upon either party.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the _______ day of _____________, 2005.

________________________________   ______________________
Dirk Holzhauer     Rick Howat
President     Director of Operations
Kinder Travel & Tours    Campus Crusade for Christ

_______________________ ______________________
Witness     Witness